January 11, 1996


Plains Petroleum Operating Company
1515 Arapahoe Street
Tower III
Suite 1000
Denver, Colorado 80202

     Attn:  Mr. Frank Keller
            Executive Vice President

            RE:  Gas Purchase Contract
                 Dated April 20, 1984, As Amended
                 (Contract No. P-1090)

Dear Mr. Keller:

Plains Petroleum Operating Company ("Plains") and KN Gas Supply Services, Inc., as the successor-in-interest to KN Energy, Inc. ("KNGSS") are parties to that certain Gas Purchase Contract, dated April 20, 1984, as amended, hereinafter referred to as "Contract P-1090". The purpose of this Letter Agreement is to set forth the agreement reached between Plains and KNGSS with respect to the quantity of gas to be purchased and the price to be paid for gas by KNGSS under Contract P-1090, as well as the release of gas thereunder, during calendar year 1996.

The agreement is as follows:

     A. (1) During calendar year 1996 only, the take-or-pay provisions of Contract P-1090 are hereby suspended and both parties are hereby relieved of the obligations to account for and track take-or-pay status during that period. KNGSS, subject to an event of force majeure, will use good faith efforts to purchase under Contract P-1090 all of the gas tendered and physically made available by Plains to KNGSS at the Delivery Points during the period commencing January 1, 1996 and ending December 31, 1996.

         (2) Plains will nominate to KNGSS by the fifteenth (15th) business day prior to a month, the quantity of gas Plains will make available for purchase by KNGSS the following month,

Plains Petroleum Operating Company Letter
January 11, 1996
Page 2


including any forecasted mid-month adjustments. Once Plains' monthly nomination is submitted to KNGSS actual mid-month corrections will only be made by mutual agreement of the parties. Plains and KNGSS will use good faith efforts to maintain, on a monthly basis, a balance between Plains' monthly nominations and the actual receipt and delivery of gas during a month. Any imbalance between the quantity of gas nominated for purchase by Plains for a month and the quantity actually received by KNGSS shall be corrected as soon as possible in a manner mutually agreed to by the parties. If at the end of a month, Plains delivers, or causes to be delivered for Plains' account, a quantity of gas that is greater or less than that nominated and scheduled for receipt and delivery, and such deliveries cause Plains or KNGSS to incur a penalty, cashout, or other charge levied by the gatherer and/or transporter, Plains agrees to bear and pay, or if required to reimburse KNGSS, for such penalty, cashout, or charge. If at the end of a month, KNGSS receives, or causes to be received for KNGSS' account a quantity of gas that is greater or less than that nominated and scheduled for receipt and delivery, and such receipts cause Plains or KNGSS to incur a penalty, cashout, or charge as levied by the gatherer and/or transporter, KNGSS agrees to bear and pay, or if required to reimburse Plains, for such penalty, cashout, or charge. Plains and KNGSS agree to provide one another all information necessary to determine what event, or which party caused the imbalance.


     B. (1) The price to be paid under Contract P-1090 for each MMBtu of gas purchased during calendar year 1996 will be a price equal to the average of the first of the month index prices as published by McGraw-Hill in the first of each month's publication of Inside F.E.R.C.'s Gas Market Report under "Prices of Spot
                       -----------------------------------
Gas Delivered to Pipelines" for Williams Natural Gas Company (Texas, Oklahoma, Kansas), Panhandle Eastern Pipe Line Company (Texas, Oklahoma), Northern Natural Gas Company (Texas, Oklahoma, Kansas) and Natural Gas Pipeline Company of America (Oklahoma), hereinafter referred to as the "Average Index Price", less Fifteen Cents ($0.15) per MMBtu, hereinafter referred to as the "subtrahend", less one percent (1%) fuel to be provided in-kind by Plains. The price is a full price inclusive of any and all costs and reimbursements.

Plains Petroleum Operating Company Letter
January 11, 1996
Page 3


         (2) In calculating the monthly price to be paid for gas, as provided for in Paragraph B (1) above, the subtrahend will be subject to adjustment, either upward or downward, depending on the actual calculated Average Index price as follows:
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Plains Petroleum Operating Company Letter
January 11, 1996
Page 4



If the Average Index Price is:      then the Subtrahend is:
------------------------------      -----------------------
     less than   $0.75                       $0.11
     $0.75 up to $1.04                       $0.13
     $1.05 up to $1.95                       $0.15
     $1.96 up to $2.25                       $0.18
     $2.26 or higher                         $0.20

     C. During calendar year 1996, gas which flows south through the valve identified below to the Panhandle Eastern Pipe Line Company ("Panhandle"), Grant County No. 2 Interconnect, not to exceed a total quantity of 3 Bcf, is hereby temporarily released from Contract P-1090, on a month-to-month basis; provided, however, if KNGSS can flow at least ninety percent (90%) of the quantity released during a month, then KNGSS shall have the preferential right to recall, also on a monthly basis, all gas released during a month for purchase under Contract P-1090 at the price provided for in this Letter Agreement. If KNGSS intends to recall released gas it shall be required to recall all the gas released for the particular month. KNGSS, at least ten (10) business days before the succeeding month, will notify Plains of the recall of the released gas for purchase by KNGSS the succeeding month.

     D. During calendar year 1996 only, KNGSS agrees not to exercise its right under Article IV, Section 8 of Contract P-1090 to market out.

     E. Except as specifically provided for herein, all other terms and conditions of Contract P-1090 shall remain in full force and effect.

Plains Petroleum Operating Company Letter
January 11, 1996
Page 5


If the foregoing reflects Plains' understanding of the agreement reached between Plains and KNGSS, please so indicate by having Plains properly execute both copies of this Letter Agreement in the space provided for below and return one executed original to my attention.

Very truly yours,
KN Gas Supply Services, Inc.



S. Wesley Haun
Vice President

ACCEPTED AND AGREED to this ____ day of January, 1996 by Plains Petroleum Operating Company.



By: ___________________________
    Frank Keller
    Executive Vice President